UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Alexander                           Nicholas             A.
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   (Last)                           (First)             (Middle)

                               79 West River Road
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                                    (Street)

Rumson                                NJ                 07760
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       MONMOUTH COMMUNITY BANCORP (MMTH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                              February 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
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

                                  Page 1 of 3
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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                                                                                Common
                                                                                Stock,
Non-Qualified $15.50  2/28/03           A         750         2/28/04  2/28/13  $0.01     750             750       D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $15.50  2/28/03           A         750         2/28/05  2/28/13  $0.01     750             750       D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $15.50  2/28/03           A         750         2/28/06  2/28/13  $0.01     750             750       D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $15.50  2/28/03           A         750         2/28/07  2/28/13  $0.01     750             750       D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $9.98*  1/31/01           A        2,205*       1/31/01  1/31/11  $0.01     2,205*          2,205*    D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $9.98*  1/31/01           A        1,102.5*     1/31/02  1/31/11  $0.01     1,102.5*        1,102.5*  D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $14.29# 2/28/02           A        787.5#       2/28/03  2/28/12  $0.01     787.5#          787.5#    D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $14.29# 2/28/02           A        787.5#       2/28/04  2/28/12  $0.01     787.5#          787.5#    D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock,
Non-Qualified $14.29# 2/28/02           A        787.5#       2/28/05  2/28/12  $0.01     787.5#          787.5#    D
Stock Options                                                                   par value
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                                                                                Common
                                                                                Stock
Non-Qualified $14.29# 2/28/02           A        787.5#       2/28/06  2/28/12  $0.01     787.5#          787.5#    D
Stock Options                                                                   par value
===================================================================================================================================

Explanation of Responses:

* As adjusted to account for the 5% stock distribution made to the shareholders of Monmouth Community Bancorp on December 31, 2001 and 2002.

# As adjusted to account for the 5% stock distribution made to the shareholders of Monmouth Community Bancorp on December 31, 2002.





          /s/ James S. Vacarro
         As Attorney-in-Fact for
          Nicholas A. Alexander                             March 3, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints James S. Vaccaro, the undersigned's true and lawful attorney-in-fact, to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Monmouth Community Bancorp (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 26th day of September, 2002.




                                                       /s/ Nicholas A. Alexander
                                                           ---------------------
                                                           Nicholas A. Alexander
                                  Page 3 of 3

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